Exhibit 10.1

INDEMNITY AGREEMENT

THIS AGREEMENT is made as of this      day of             , 20     (the “Effective Date”),

BETWEEN:

POINTCLICKCARE CORP, a corporation formed under the laws of the Province of Ontario (the “Corporation”)

- and -

[NAME OF DIRECTOR], an individual principally resident in the City of ●, in the [Province/State] of ● (the “Indemnified Party”)

WHEREAS:

A.	The Corporation has requested the Indemnified Party to serve as a director and/or officer of the Corporation or the Indemnified Party is a former director or officer of the Corporation or acts or has acted at the Corporation’s request as a director, officer or similar capacity of another entity, and he/she has consented to so act provided this Agreement is entered into;

B.	The Corporation considers it desirable and in the best interests of the Corporation to enter into this Agreement to set out the circumstances and manner in which the Indemnified Party may be indemnified in respect of certain liabilities or expenses which the Indemnified Party may incur as a result of acting as a director or officer of the Corporation;

C.	The by-laws of the Corporation contemplate that the Indemnified Party may be indemnified in certain circumstances; and

D.	The Corporation recognizes and agrees that the Indemnified Party is a representative of [ ] (collectively with its affiliated general partner or managing member entities, investment funds, back-office entities and other related persons, the “Appointing Stockholder”) and has certain rights to indemnification and/or insurance provided by the Appointing Stockholder, which the Corporation, the Indemnified Party and the Appointing Stockholder intend to be secondary to the primary obligation of the Corporation to indemnify the Indemnified Party as provided herein, with the Corporation’s acknowledgement and agreement to the foregoing being a material condition to the Indemnified Party’s willingness to provide services to the Corporation.

THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

(a)	“Act” means the Business Corporations Act (Ontario) as the same exists on the date hereof or may hereafter be amended;

(b)	“Agreement” means this agreement, including all schedules, and all amendments or restatements as permitted under this Agreement, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

(c)	“Claims” means any claim, demand, suit, action, cause of action, proceeding, inquiry, hearing, discovery or investigation of whatever nature, informal or informal, whether anticipated, threatened, pending, commenced, continuing or completed of whatever kind including any civil, criminal, administrative, investigative or other claim of any nature whatsoever in which the Indemnified Party is involved because of the Indemnified Party’s service to or association with the Corporation or any affiliate or subsidiary thereof, and shall include a Claim pending on or before the date of this Agreement;

(d)	“Independent Counsel” means a law firm, or a partner (or, if applicable, member or shareholder) of such a law firm, that is experienced with the Act and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Corporation, any subsidiary of the Corporation, or the Indemnified Party in any matter material to any such party; or (ii) any other party to the Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the Indemnified Party in an action to determine the Indemnified Party’s rights under this Agreement. The Corporation agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(e)	“Losses” means any and all costs, charges, expenses, losses, damages (including punitive, exemplary, incidental and consequential damages), fees (including any reasonable legal, professional or advisory fees, electronic discovery fees and costs, charges or disbursements and including, without limitation, reasonable costs of services of any experts), claims, awards, statutory obligations, amounts paid to settle or dispose of any Claim or satisfy any judgment, fines, penalties or liabilities, without limitation, and whether incurred alone or jointly with others, including any amounts which the Indemnified Party may reasonably suffer, sustain, incur or be required to pay in respect of the investigation, defence, settlement or appeal of or preparation for any Claim or with any action to establish a right to indemnification under this Agreement pursuant to Section 2.5, and for greater certainty, includes all Taxes, interest, penalties and related outlays of the Indemnified Party arising from any indemnification of the Indemnified Party by the Corporation pursuant to this Agreement;

(f)	“Parties” means the Corporation and the Indemnified Party collectively and “Party” means any one of them;

(g)	“Policy”means the directors’ and officers’ management liability and errors and omissions insurance policy(ies) of the Corporation; and

(h)	“Taxes” includes any assessment, reassessment, claim or other amount for taxes, excise taxes (including, without limitation, any penalties or excise taxes assessed with respect to an employee benefit plan), charges, duties, levies, imposts or similar amounts, including any interest and penalties in respect thereof.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario. The Parties hereby irrevocably submit and attorn to the jurisdiction of the courts of the Province of Ontario (the “Ontario Court”) with respect to all matters arising out of or relating to this Agreement and all matters, agreements or documents contemplated by this Agreement. The Parties hereby waive any objections they may have to the venue being in such courts including, without limitation, any claim that any such venue is in an inconvenient forum.

(b)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(c)	Number – Unless the context otherwise requires, words importing the singular include the plural and vice versa.

(d)	Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(e)	Entire Agreement – This Agreement constitutes the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.

ARTICLE 2

OBLIGATIONS

2.1	Obligations of the Corporation

(a)	General Indemnity – Except in respect of an action by or on behalf of the Corporation to procure a judgment in its favour against the Indemnified Party, or except as otherwise provided herein, the Corporation agrees, to the fullest extent permitted by law, including but not limited the indemnity under the Act, to indemnify and hold the Indemnified Party and his/her respective heirs, executors, administrators and other legal representatives of the Indemnified Party (each of which is included in any reference hereinafter made to the Indemnified Party) harmless from and against, and will pay to the Indemnified Party, any and all Losses which the Indemnified Party may suffer, sustain, incur or be required to pay in respect of any Claim, and advance moneys under Section 2.1(i) to the Indemnified Party in connection in connection with such Claim.

(b)	Conditions – The indemnity provided for in Section 2.1(a) will only be available if the Indemnified Party:

(i)	acted honestly and in good faith with a view to the best interest of the Corporation or as the case may be, to the best interest of the other entity for which the Indemnified Party acted as a director or officer or in similar capacity at the Corporation’s request; and

(ii)	acted with a reasonable belief that his/her conduct was lawful.

(c)	Taxes – For greater certainty, a Claim subject to indemnification pursuant to Article 2 of this Agreement shall include any Taxes which the Indemnified Party may be subject to or suffer or incur as a result of, in respect of, arising out of or referable to any indemnification of the Indemnified Party by the Corporation pursuant to this Agreement, provided however that any amount required to be paid with respect to such Taxes shall be payable by the Corporation only upon the Indemnified Party remitting or being required to remit any amount payable on account of such Taxes.

(d)	Indemnity as of Right – Notwithstanding anything in this Agreement, provided the Indemnified Party fulfills the conditions in Section 2.1(b), the Corporation shall be required to indemnify the Indemnified Party, to the fullest extent permitted by law, in respect of all Losses incurred by the Indemnified Party in respect of any Claim, if after the final disposition of such Claim, the Indemnified Party has not been reimbursed for those Losses.

(e)	Derivative Claims –The Corporation shall indemnify and hold harmless the Indemnified Party, to the fullest extent permitted by law, and advance moneys under Section 2.1(i) to the Indemnified Party, in respect of a Claim by or on behalf of the Corporation or other entity to obtain a judgment in the Corporation’s favour to which the Indemnified Party is made a party because of the Indemnified Party’s service to or association with the Corporation or other entity or where the Indemnified Party is requested to participate for purposes of an investigation or as an expert witness. The Corporation will advance or reimburse, as applicable, all Losses incurred by the Indemnified Party in connection with such participation as provided in this Section 2.1(e). The Corporation may pay to the Indemnified Party, if applicable, a reasonable per diem amount for time spent in the investigation or as an expert witness for the Corporation or related entity as provided in Section 2.1(j).

(f)	Incidental Expenses – The Corporation shall pay or reimburse the Indemnified Party for the Indemnified Party’s reasonable and necessary travel, lodging or accommodation costs, charges or expenses paid or incurred by or on behalf of the Indemnified Party in connection with a Claim.

(g)	Specific Indemnity for Statutory Obligations – Without limiting the generality of the preceding Sections 2.1(a) through (e) of this Agreement, the Corporation agrees, to the fullest extent permitted by law, to indemnify and hold the Indemnified Party harmless, including through advancement of moneys under Section 2.1(i), from and against any and all Losses arising by operation of statute and incurred by or imposed upon the Indemnified Party in relation to the affairs of the Corporation in the Indemnified Party’s capacity as a director or officer thereof, including but not limited to all statutory obligations to creditors, employees, suppliers, contractors, subcontractors, and any government or any agency or division of any government, whether federal, provincial, state, regional municipal, or foreign or which in any way involve the business or affairs of the Corporation or the other entity for which the Indemnified Party acted as a director and/or officer or in similar capacity at the Corporation’s request, provided that the indemnity provided for in this Section 2.1(g) will only be available if the Indemnified Party fulfils the conditions in Section 2.1(b) above.

(h)	Partial Indemnification – If the Indemnified Party is determined by a court of competent jurisdiction to be entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Losses incurred in respect of any Claim but not for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is determined by a court of competent jurisdiction to be so entitled.

(i)

Advance of Expenses – The Corporation shall, at the request of the Indemnified Party, promptly (a) reimburse the Indemnified Party for all Losses incurred by the Indemnified Party in relation to a Claim claimed by the Indemnified Party to be subject to indemnification hereunder, (b) pay reasonable advance payments and costs and expenses to legal and service providers of the Indemnified Party to enable the Indemnified Party to properly investigate, defend or appeal such Claim where the cost of the services being so provided is claimed by the Indemnified Party to be subject to indemnification hereunder, whether prior to or after final disposition of such Claim, and (c) to the fullest extent permitted by law, to pay and/or advance on behalf of the Indemnified Party all reasonable fees and costs in connection with any proceedings brought by the Indemnified Party to establish or enforce a right to indemnification under this Agreement or any law, or under any liability policy. In the event it is ultimately determined by a court of competent jurisdiction that the Indemnified Party did not fulfil the conditions set out in Section 2.1(b) above, or that the Indemnified Party was not entitled to be fully so indemnified, such advance, or the appropriate portion thereof shall, upon written notice of such determination being given by the Corporation to the Indemnified Party detailing the basis for such determination, be repayable on demand and shall bear interest from the date of such notice at the prime rate prescribed from time to time by the Royal Bank of Canada. If and to the extent the Indemnified Party makes any such repayment to the Corporation, the obligation of the Corporation to indemnify the Indemnified Party will continue in accordance with the terms of this Agreement. All payments or advances due from the Corporation to the Indemnified Party shall be paid or advanced, as the case may be, within thirty (30) days after the receipt by the Corporation of a written request from the Indemnified Party requesting such advance or payment, as the case may be.

(j)	Contribution in the Event of Joint Liability –

(i)	Whether or not the indemnification provided in Article 2 is available, in respect of any threatened, pending or completed Claim, action, suit or proceeding in which the Corporation is jointly liable with the Indemnified Party (or would be if joined in such action, suit or proceeding), the Corporation shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring the Indemnified Party to contribute to such payment and the Corporation hereby waives and relinquishes any right of contribution it may have against the Indemnified Party. The Corporation shall not enter into any settlement of any action, suit or proceeding in which the Corporation is jointly liable with the Indemnified Party (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against the Indemnified Party.

(ii)	Without diminishing or impairing the obligations of the Corporation set forth in the preceding subparagraph, if, for any reason, the Indemnified Party shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Corporation is jointly liable with the Indemnified Party (or would be if joined in such action, suit or proceeding), the Corporation shall contribute to the amount of Loss incurred and paid or payable by the Indemnified Party in proportion to the relative benefits received by the Corporation and all officers, directors or employees of the Corporation other than the Indemnified Party who are jointly liable with the Indemnified Party (or would be if joined in such action, suit or proceeding), on the one hand, and the Indemnified Party, on the other hand, from the transaction or events from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Corporation and all officers, directors or employees of the Corporation other than the Indemnified Party who are jointly liable with the Indemnified Party (or would be if joined in such action, suit or proceeding), on the one hand, and the Indemnified Party, on the other hand, in connection with the transaction or events that resulted in such Loss, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Corporation and all officers, directors or employees of the Corporation other than the Indemnified Party who are jointly liable with the Indemnified Party (or would be if joined in such action, suit or proceeding), on the one hand, and the Indemnified Party, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary, and the degree to which their conduct is active or passive.

(iii)	The Corporation hereby agrees to fully indemnify and hold the Indemnified Party harmless from any claims of contribution which may be brought by officers, directors or employees of the Corporation other than the Indemnified Party who may be jointly liable with the Indemnified Party.

(iv)	To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to the Indemnified Party for any reason whatsoever, the Corporation, in lieu of indemnifying the Indemnified Party, shall contribute to the amount incurred by the Indemnified Party in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such proceeding in order to reflect (i) the relative benefits received by the Corporation and the Indemnified Party as a result of the event(s) and/or transaction(s) giving cause to such proceeding; and/or (ii) the relative fault of the Corporation (and its directors, officers, employees and agents) and the Indemnified Party in connection with such event(s) and/or transaction(s).

(k)	Indemnification for Expenses of a Witness or in Response to a Subpoena – Notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party is a witness in any matter or proceeding to which the Indemnified Party is not a party, or receives a subpoena in any matter or proceeding to which the Indemnified Party is not a party, the Indemnified Party shall be indemnified against all Loss paid or incurred by the Indemnified Party in connection therewith and in the manner set forth in this Agreement.

2.2	Notice of Proceedings

The Indemnified Party shall give notice in writing to the Corporation as soon as practicable upon being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any Claim which may result in a claim for indemnification under this Agreement, and the Corporation agrees to give the Indemnified Party notice in writing as soon as practicable upon it being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing or continuing any Claim. Such notice shall include a description of the Claim or threatened Claim, a summary of the facts reasonably available giving rise to the Claim or threatened Claim and, if possible, an estimate of any potential liability arising under the Claim or threatened Claim. Failure by either party to so notify the other of any Claim shall not relieve the Corporation from liability under this Agreement except to the extent that the failure materially prejudices the Indemnified Party or the Corporation, as the case may be.

2.3	Procedure Upon Application for Indemnification

(a) To obtain indemnification under this Agreement, the Indemnified Party shall submit to the Corporation a written request therefor specifying the basis for the claim, the amounts for which the Indemnified Party is seeking payment under this Agreement, and all documentation related thereto as reasonably requested by the Corporation. A determination with respect to the Indemnified Party’s entitlement to indemnification hereunder shall then be made in the specific case by one of the following methods: (x) by Independent Counsel in a written opinion to the board of directors of the Corporation if the Indemnified Party so requests; or (y) by the Company if the Indemnified Party does not so request such determination: (i) by a majority vote of the disinterested directors, even though less than a quorum; (ii) by a committee of disinterested directors designated by a majority vote of the disinterested directors, even though less than a quorum; (iii) if there are no disinterested directors or if the disinterested directors so direct, by Independent Counsel in a written opinion to the board of directors of the Corporation; (iv) if so directed by the board of directors of the Corporation, by a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the Claim in question; or (v) the Ontario Court. For purposes hereof, disinterested directors are those members of the board of directors of the Corporation who are not parties to the action, suit or proceeding in respect of which indemnification is sought. In the case that such determination is made by Independent Counsel, a copy of Independent Counsel’s written opinion shall be delivered to the Indemnified Party and, if it is so determined that the Indemnified Party is entitled to indemnification, payment to the Indemnified Party shall be made within thirty (30) days after such determination. The Indemnified Party shall cooperate with the Independent Counsel or the Corporation, as applicable, in making such determination with respect to the Indemnified Party’s entitlement to indemnification, including providing to such counsel or the Corporation, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnified Party and reasonably necessary to such determination. Any out-of-pocket costs or expenses (including reasonable attorneys’ fees and disbursements) actually and reasonably incurred by the Indemnified Party in so cooperating with the Independent Counsel or the Corporation shall be borne by the Corporation (irrespective of the determination as to the Indemnified Party’s entitlement to indemnification) and the Corporation hereby indemnifies and agrees to hold the Indemnified Party harmless therefrom.

(b) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 2.3(a)(x), the Independent Counsel shall be selected by the Indemnified Party and if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 2.3(a)(y)(iii), the Independent Counsel shall be selected by the Corporation. The Indemnified Party or the Corporation, as the case may be, may, within ten (10) days after written notice of such selection, deliver to the Indemnified Party a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1.1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Ontario Court has determined that such objection is without merit. If, within twenty (20) days after the later of (i) submission by the Indemnified Party of a written request for indemnification pursuant to Section 2.3(a), and (ii) the final disposition of the Claim, including any appeal therein, no Independent Counsel shall have been selected without objection, either the Indemnified Party or the Corporation may petition the Ontario Court for resolution of any objection which shall have been made by the Corporation to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate. The person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 2.3(b) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 2.5 of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

2.4	Certain Presumptions for Determination of Entitlement to Indemnification.

(a) To the extent permitted by applicable law, in making a determination with respect to entitlement to indemnification hereunder, it shall be presumed that the Indemnified Party is entitled to indemnification under this Agreement if the Indemnified Party has submitted a request for indemnification in accordance with Section 2.3 of this Agreement, and the Corporation shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption. Neither (i) the failure of the Corporation or of Independent Counsel to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because the Indemnified Party has met the applicable standard of conduct, nor (ii) an actual determination by the Corporation or by Independent Counsel that the Indemnified Party has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnified Party has not met the applicable standard of conduct.

(b) The Corporation acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which the Indemnified Party is a party is resolved in any manner other than by adverse judgment against the Indemnified Party (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnified Party has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

(c) The termination of any Claim or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of the Indemnified Party to indemnification or create a presumption that the Indemnified Party has not met the conditions set forth in Section 2.1(b).

(d) The knowledge and/or actions, or failure to act, of any director, manager, officer, employee, agent or trustee of the Corporation, or any subsidiary or affiliate of the Corporation, shall not be imputed to the Indemnified Party for purposes of determining the right to indemnification under this Agreement.

2.5	Remedies of the Indemnified Party

(a) Subject to Section 2.5(e), in the event that (i) a determination is made pursuant to Section 2.3 of this Agreement that the Indemnified Party is not entitled to indemnification under this Agreement, (ii) advancement of costs and expenses is not timely made pursuant to Section 2.1(i) of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 2.3 of this Agreement within sixty (60) days after receipt by the Corporation of the request for indemnification for which a determination is to be made other than by Independent Counsel, or (iv) payment of indemnification or reimbursement of costs and expenses is not made pursuant to Article 2 or the last sentence of Section 2.3(a) of this Agreement within thirty (30) days after receipt by the Corporation of a written request, the Indemnified Party shall be entitled to an adjudication by the Ontario Court of his or her entitlement to such indemnification or advancement; provided, further, that the foregoing provisions of this Section 2.5 shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 2.3(a) of this Agreement and if (A) within fifteen (15) days after receipt by the Corporation of the request for such determination, the board of directors of the Corporation or the disinterested directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.. Alternatively, the Indemnified Party, at his or her option, may seek an award in arbitration to be conducted in Toronto, Ontario, Canada by a single arbitrator pursuant to the Arbitration Act (Ontario). The Corporation shall not oppose the Indemnified Party’s right to seek any such adjudication or award in arbitration.

(b) In the event that a determination shall have been made pursuant to Section 2.3 of this Agreement that the Indemnified Party is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 2.5 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and the Indemnified Party shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 2.5, the Corporation shall have the burden of proving the Indemnified Party is not entitled to indemnification or advancement, as the case may be.

(c) If a determination shall have been made pursuant to Section 2.3 of this Agreement that the Indemnified Party is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 2.5, absent (i) a misstatement by the Indemnified Party of a material fact, or an omission of a material fact necessary to make the Indemnified Party’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 2.5 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, but subject to any contrary provisions of the by-laws of the Corporation, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Claim, including any appeal therein.

2.6	Primacy of Indemnification; Subrogation

The Corporation hereby acknowledges that the Indemnified Party has certain rights to indemnification, advancement of expenses and/or insurance provided by [Name of Fund/Sponsor] and certain of [its][their] affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Indemnified Party are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Party are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Indemnified Party and shall be liable for the full amount of all Losses to the extent legally permitted and as required by the terms of this Agreement and the articles and bylaws of the Corporation (or any other agreement between the Corporation and the Indemnified Party), without regard to any rights the Indemnified Party may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Indemnified Party with respect to any claim for which the Indemnified Party has sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnified Party against the Corporation. The Corporation and the Indemnified Party agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 2.6.

Promptly after receiving written notice from the Indemnified Party of any Claim or threatened Claim (other than a Claim by or on behalf of the Corporation to procure a judgment in its favour against the Indemnified Party), the Corporation may, and upon the written request of the Indemnified Party shall, by notice in writing to the Indemnified Party, in a timely manner assume conduct of the defence thereof and retain counsel on behalf of the Indemnified Party who is reasonably satisfactory to the Indemnified Party, to represent the Indemnified Party in respect of the Claim. On delivery of such notice by the Corporation, other than pursuant to Section 2.7, the Corporation shall not be liable to the Indemnified Party under this Agreement for any fees and disbursements of counsel the Indemnified Party may subsequently incur with respect to the same matter. In the event the Corporation assumes conduct of the defence on behalf of the Indemnified Party, the Indemnified Party shall fully cooperate in such defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Corporation all information reasonably required to defend or prosecute the Claim.

2.7	Separate Counsel

Notwithstanding Section 2.6 hereof, the Indemnified Party will be entitled to assume carriage of his own defence relating to a Claim or other matter for which the Indemnified Party may be entitled to indemnity under this Agreement (and, for greater certainty, the Indemnified Party shall be indemnified for the full amount of reasonable expense incurred by the Indemnified Party in connection with such defence, if he or she fulfils the conditions set out in section 2.1(b) hereof) if in the reasonable opinion of the Indemnified Party’s counsel (which opinion shall be in writing and a copy thereof provided to the Corporation), the Indemnified Party’s interests in respect of the Claim conflict with the interests of the Corporation in respect of the Claim or with the interests of any other director or office of the Corporation in respect of whose defence the Corporation has carriage, or reasonably believes that such a conflict is likely to arise; provided further (i) that the Indemnified Party shall have the right to employ the Indemnified Party’s own counsel with respect to such Claim at the Indemnified Party’s expense and (ii) if (1) the employment of counsel by the Indemnified Party has been previously authorized in writing by the Corporation, or (2) the Corporation shall not, in fact, have employed counsel to assume the defense of such Claim, then the cost of the Indemnified Party’s defense of the Claim shall be at the expense of the Corporation.

The Indemnified Party will not agree to any settlement of a Claim without the Corporation’s written consent, which consent shall not be unreasonably withheld or delayed.

2.8	Settlement of a Claim

For greater certainty, no admission of liability and no settlement of any Claim in a manner adverse to the Indemnified Party shall be made without the consent of the Indemnified Party, acting reasonably. No admission of liability shall be made by the Indemnified Party without the consent of the Corporation and the Corporation shall not be liable for any settlement of any Claim made without its consent, acting reasonably.

2.9	Other Rights and Remedies Unaffected

The indemnification and payment provided in this Agreement shall not derogate from or exclude any other rights to which the Indemnified Party may be entitled under any provision of the Act or otherwise at law, the articles or by-laws of the Corporation, any applicable policy of insurance, guarantee or third-party indemnity, any vote of shareholders of the Corporation, or otherwise, both as to matters arising out of the Indemnified Party’s capacity as a director or officer of the Corporation or as to matters arising out of any other capacity in which the Indemnified Party may act for or on behalf of the Corporation. The Corporation shall not adopt any amendment to the articles or by-laws of the Corporation the effect of which would be to deny, diminish or encumber the Indemnified Party’s rights to identification pursuant to this Agreement, the article or by-laws or applicable law prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the articles and bylaws and this Agreement, the Indemnified Party shall enjoy by this Agreement the greater benefits so afforded by such change.

2.10	Exceptions

Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of this Agreement:

(a)	Claims Initiated by the Indemnified Party — To indemnify or advance expenses to the Indemnified Party with respect to any proceeding or Claim initiated or brought voluntarily by the Indemnified Party and not by way of defence (except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or otherwise) but such indemnification or advancement of expenses may be provided by the Corporation in specific cases if the Corporation’s board of directors has approved the initiation or bringing of such suit;

(b)	Frivolous Proceedings — To indemnify the Indemnified Party for any expenses incurred by the Indemnified Party with respect to any proceeding instituted by the Indemnified Party to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnified Party in such proceedings were frivolous;

(c)	Insured Claims – Subject to Section 2.6, to make any payment in connection with any Claim made against the Indemnified Party to the extent the Indemnified Party has otherwise received payment (under any insurance policy, the articles or by-laws of the Corporation, contract or otherwise) of the amounts otherwise indemnifiable hereunder. Subject to Section 2.6, if the Corporation makes any indemnification payment to the Indemnified Party in connection with any particular expense indemnified hereunder and the Indemnified Party has already received or thereafter receives, and is entitled to retain, duplicate payments in reimbursement of the same particular expense, then the Indemnified Party shall reimburse the Corporation in an amount equal to the lesser of (i) the amount of such duplicate payment and (ii) the full amount of such indemnification payment made by the Corporation;

(d)	Claims Under Section 16(b) — To indemnify the Indemnified Party for expenses and the payment of profits arising from the purchase and sale by the Indemnified Party of securities in violation of Section 16(b) of the Exchange Act.

(e)	Unlawful Claims — To indemnify the Indemnified Party in any manner which a court of competent jurisdiction has finally determined to be unlawful; or

(f)	Breach of Employment Agreement — To indemnify the Indemnified Party for any breach by the Indemnified Party of any employment agreement between the Indemnified Party and the Corporation or any of its subsidiaries.

ARTICLE 3

INSURANCE

3.1	The Policy

The Corporation will purchase and maintain, or cause to be purchased and maintained, while the Indemnified Party remains a director or officer of the Corporation or of another entity at the Corporation’s request, and in accordance with Section 3.5, for a period of six years after the Indemnified Party ceases to be a director or officer of the Corporation (as long as commercially reasonable), a Policy, including a Side “A Difference in Conditions” coverage for the benefit of the Indemnified Party covering wrongful acts alleged to have occurred while the Indemnified Party was a director or officer of the Corporation and containing such other customary terms and conditions and in such amounts as are available to the Corporation on reasonable commercial terms, having regard to the nature and size of the business and operations of the Corporation and its subsidiaries from time to time.

3.2	Variation of Policy

So long as the Indemnified Party is a director or officer of the Corporation or of another entity at the Corporation’s request, and, in accordance with Section 3.5, for a period of six years thereafter (as long as commercially reasonable), the Corporation shall not seek to amend or discontinue the Policy or allow the Policy to lapse.

3.3	Run-Off Coverage

In the event the Policy is discontinued for any reason, the Corporation shall purchase, maintain and administer, or cause to be purchased, maintained and administered for a period of 6 years after such discontinuance, insurance for the benefit of the Indemnified Party (the “Run-Off Coverage”), on such terms as the Corporation then maintains in existence for its directors and officers, to the extent permitted by law and provided such Run-Off Coverage is available on commercially acceptable terms and premiums (as determined by the Corporation’s board of directors acting reasonably). The Run-Off Coverage shall provide coverage only in respect of events occurring prior to the discontinuance of the Policy.

3.4	Exclusion of Indemnity

Notwithstanding any other provision in this Agreement to the contrary, the Corporation shall not be obligated to indemnify the Indemnified Party under this Agreement for any Losses which have been paid to, by or on behalf of, the Indemnified Party under the Policy, any other applicable policy of insurance maintained by the Corporation, or any Side “A Difference in Conditions” coverage maintained for the benefit of the Indemnified Party.

3.5	Post Office Directors and Officers Insurance

Following the Indemnified Party ceasing to be a director or officer of the Corporation or of another entity at the Corporation’s request, for any reason whatsoever, the Corporation shall continue to purchase and maintain directors’ and officers’ liability insurance, for the benefit of the Indemnified Party for a minimum of six years and the Indemnified Party’s heirs, executors, administrators and other legal representatives, such that the Indemnified Party’s insurance coverage is, during that time, the same as any insurance coverage the Corporation purchases and maintains for the benefit of its then current directors and officers, from time to time. Notwithstanding the foregoing, if (i) liability insurance coverage for former directors and officers is no longer available or (ii) it is no longer industry practice among responsible companies to procure liability insurance for former directors and officers and the cost to the Corporation to do so would be commercially unreasonable (as determined by the board of directors acting reasonably), except as required by Section 3.3, the Corporation shall be relieved of its obligation to procure liability insurance coverage for former directors and officers; provided that the Corporation procures such level of insurance coverage, if any, as is available for former directors and officers at a commercially reasonable rate and adopts comparable measures to protect its former directors and officers in the circumstances as are adopted by other responsible companies. The onus is on the Corporation to establish that the circumstances described in the previous sentence exist.

3.6	Deductible under Directors and Officers Insurance

If for any reason whatsoever, any directors’ and officers’ liability insurer asserts that the Indemnified Party is subject to a deductible under any existing or future Policy purchased and maintained by the Corporation for the benefit of the Indemnified Party and the Indemnified Party’s heirs, executors, administrators and other legal representatives, the Corporation shall pay the deductible for and on behalf of the Indemnified Party.

3.7	Duties in the Event of a Claim

At the time of the receipt by the Corporation of a notice of a Claim pursuant to Section 2.2 hereof, the Corporation shall give prompt notice of such Claim under the Policy and any other insurance policy or policies providing liability insurance for the Indemnified Party in accordance with the procedures set forth in the respective policies. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnified Party, all amounts payable as a result of such Claim in accordance with the terms of such policies.

ARTICLE 4

MISCELLANEOUS

4.1	Continuance

The Corporation shall give to the Indemnified Party sixty (60) days notice of any application by the Corporation for a certificate of continuance in any jurisdiction, indicating the jurisdiction in which it is proposed that the Corporation will be continued and the proposed date of continuance. Upon receipt of such notice, the Indemnified Party may require the Corporation to agree to such amendments to this Agreement as the Indemnified Party, acting reasonably, considers necessary or desirable in order to provide the Indemnified Party with a comprehensive indemnity under the laws of the proposed jurisdiction of continuance.

4.2	Corporation and Indemnified Party to Cooperate

The Corporation and the Indemnified Party shall, from time to time, provide such information and cooperate with the other, as the other may reasonably request, in respect of all matters under this Agreement.

4.3	Effective Time

This Agreement shall be deemed to have effect as and from the first date that the Indemnified Party became a director or officer of the Corporation or a director, officer or similar capacity of another entity at the request of the Corporation.

4.4	Insolvency

The liability of the Corporation under this Agreement shall not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Indemnified Party in any bankruptcy, insolvency, receivership or other similar proceeding of creditors. Additionally, the Corporation shall not seek from a court, or agree to, a “bar order” which would have the effect of prohibiting or limiting the Indemnified Party’s rights to receive payment of Loss under this Agreement.

4.5	Multiple Proceedings

No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto shall be a bar or defence to any further action or proceeding which may be brought under this Agreement.

4.6	Termination

(a)	Nothing in this Agreement will prevent the Indemnified Party from resigning as a director or officer of the Corporation or a director, officer or similar capacity of another entity at the request of the Corporation at any time.

(b)	The obligations of the Corporation will not terminate or be released upon the Indemnified Party resigning or ceasing to act as a director or officer of the Corporation or a director, officer or similar capacity of another entity at the request of the Corporation.

ARTICLE 5

GENERAL

5.1	Term

This Agreement shall survive until six (6) years after the Indemnified Party has ceased to act as a director or officer of the Corporation, and shall continue thereafter so long as the Indemnified Party shall be subject to any pending or threatened Claim.

5.2	Deeming Provision

The Indemnified Party shall be deemed to have acted or be acting at the specific request of the Corporation upon the Indemnified Party’s being appointed or elected as a director or officer of the Corporation or a director, officer or similar capacity of another entity at the request of the Corporation.

5.3	Assignment

Neither Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party. This Agreement shall enure to the benefit of and be binding upon the Parties and the heirs, executors and administrators and other legal representatives of the Indemnified Party and the successors and permitted assigns (including any direct or indirect successor by purchase, merger, consolidation, amalgamation or otherwise to all or substantially all of the business or assets of the Corporation) of the Corporation.

5.4	Amendments and Waivers

No supplement, modification, amendment or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall be binding unless executed in writing by the Party to be bound thereby. For greater certainty, the rights of the Indemnified Party under this Agreement shall not be prejudiced or impaired by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditor’s proceedings of or against the Corporation or by the winding-up or dissolution of the Corporation.

5.5	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)	in the case of a Notice to the Indemnified Party at:

[DIRECTOR]

Fax:
E-mail:

(b)	in the case of a Notice to the Corporation at:

6975 Creditview Road, Suite 4
Mississauga, ON L5N 8E9

	Attention:	Richard Guttman, VP Legal and General Counsel
	Facsimile:	***
	Email:	***

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address for Notice set out in this Section 5.5 by giving Notice to the other Party in accordance with the provisions of this Section.

5.6	Further Assurances

The Corporation and the Indemnified Party shall, with reasonable diligence, do all such further acts, deeds or things and execute and deliver all such further documents as may be necessary or advisable for the purpose of assuring and conferring on the Indemnified Party the rights hereby created or intended, and of giving effect to and carrying out the intention or facilitating the performance of the terms of this Agreement or to evidence any loan or advance made pursuant to Section 21(i) hereof.

5.7	Independent Legal Advice

The Indemnified Party acknowledges that the Indemnified Party has been advised to obtain independent legal advice with respect to entering into this Agreement, that it has obtained such independent legal advice or has expressly determined not to seek such advice, and that the Indemnified Party is entering into this Agreement with full knowledge of the contents hereof, of the Indemnified Party’s own free will and with full capacity and authority to do so.

5.8	Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS OF WHICH the Parties have duly executed this Agreement.

POINTCLICKCARE CORP.

By:

Name:
Title:

Witness to signature of Indemnified Party		[Indemnified Party]